EXHIBIT 21

The Company’s principal affiliates are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary.

SUBSIDIARIES OF REGISTRANT

(As of February 26, 2026)

Acero Prime, S. de R.L. de C.V., a limited liability company formed under the laws of Mexico

Admiral Metals Servicenter Company, Incorporated, a Massachusetts corporation

Aleaciones Especiales de Mexico, S. de R.L. de C.V., a limited liability company formed under the laws of Mexico

All Metal Services Limited, a private limited company formed under the laws of the United Kingdom

All Metal Services (Malaysia) Sdn. Bhd., a private company limited by shares formed under the laws of Malaysia

American Alloy Steel, Inc., a Texas corporation

American Metals Corporation, a California corporation

AMI Metals, Inc., a Tennessee corporation

AMI Metals Europe SRL, a limited liability company formed under the laws of Belgium

AMI Metals France SAS, a simplified joint stock company formed under the laws of France

AMI Metals UK Limited, a private limited company formed under the laws of the United Kingdom

Best Manufacturing, Inc., an Arkansas corporation

CCC Steel, Inc., a Delaware corporation

Chapel Steel Corp., a Pennsylvania corporation

Chapel Steel Canada, Ltd., a corporation formed under the federal laws of Canada

Chatham Steel Corporation, a Georgia corporation

Clayton Metals, Inc., an Illinois corporation

Continental Alloys & Services Limited, a private limited company formed under the laws of the United Kingdom

Continental Alloys & Services (Malaysia) Sdn. Bhd., a private company limited by shares formed under the laws of Malaysia

Continental Alloys & Services Pte. Ltd., a private company limited by shares formed under the laws of Singapore

Continental Alloys Middle East FZE, a free zone establishment formed under the laws of the United Arab Emirates

Crest Steel Corporation, a California corporation

Diamond Manufacturing Company, a Pennsylvania corporation

DuBose National Energy Fasteners & Machined Parts, Inc., a North Carolina corporation

DuBose National Energy Services, Inc., a North Carolina corporation

Durrett Sheppard Steel Co., Inc., a California corporation

Earle M. Jorgensen Company, a Delaware corporation

Feralloy Corporation, a Delaware corporation

Fry Steel Company, a California corporation

Infra-Metals Co., a Georgia corporation

Liebovich Bros., Inc., an Illinois corporation

Metalweb Limited, a private limited company formed under the laws of the United Kingdom

Mid-West Materials, Inc., an Ohio corporation

Northern Illinois Steel Supply Co., an Illinois corporation

Nu-Tech Precision Metals Inc., a corporation formed under the laws of Ontario, Canada

Pacific Metal Company, an Oregon corporation

PDM Steel Service Centers, Inc., a California corporation

Phoenix Corporation, a Georgia corporation

Precision Flamecutting and Steel, Inc., a Texas corporation

Precision Strip Inc., an Ohio corporation

Reliance Metalcenter Asia Pacific Pte. Ltd., a private company limited by shares formed under the laws of Singapore

Reliance Metals Canada Limited, a corporation formed under the federal laws of Canada

Service Steel Aerospace Corp., a Delaware corporation

Siskin Steel & Supply Company, Inc., a Tennessee corporation

Southern Steel Supply, LLC, a Tennessee limited liability company

United Pipe & Steel Corp., a Delaware corporation

Valex Corp., a California corporation

Valex Korea Co., Ltd., a corporation formed under the laws of the Republic of South Korea

Valex Semiconductor Materials (Zhejiang) Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China

Viking Materials, Inc., a Minnesota corporation

Yarde Metals, Inc., a Connecticut corporation